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                                        January 12, 1993


G.T. Global Variable Investment Series
50 California Street
San Francisco, California  94111

Gentlemen:

     You have requested our opinion regarding certain matters in connection with the issuance of shares by G.T. Global Variable Investment Series ("Trust"). The Trust is an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts on April 27, 1992.

     We have, as counsel, participated in various business and other matters related to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust's Declaration of Trust, as amended and supplemented, and By-Laws, the minutes of the meetings of the Trustees, and other corporate documents relating to the organization and operation of the Trust, and we generally are familiar with its business affairs. Based upon this examination, we are of the opinion that:

     1. An unlimited number of shares of beneficial interest of G.T. Global Variable Investment Series may be legally and validly issued from time to time in accordance with the Trust's Declaration of Trust and By-Laws, and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state laws regulating the sale of securities; and

     2. When so issued, the shares of G.T. Global Variable Investment Series will be legally issued, fully paid and nonassessable.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust or any series thereof shall look only to the assets of the Trust or the appropriate series for payment. It also requires that notice of such disclaimer be given in each note, bond, contract, certificate, undertaking or instrument made or issued by the officers or Trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides (i) for indemnification from the assets of the appropriate series for all loss and expense of any shareholder held personally liable for the obligations of the Trust or any series by virtue of ownership of shares of such series and (ii) for the appro-priate series to assume the defense of any claim against the shareholder for any act or obligation of the series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

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     We hereby consent to the filing of this opinion in connection with Pre-
Effective Amendment No. 2 to the Registration Statement on Form N-1A (File Nos. 811-7166; 33-52038) which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Counsel" in the Registration Statement.


                                        Sincerely,

                                        KIRKPATRICK & LOCKHART


                                        By:  /s/ Arthur J. Brown
                                             -----------------------------------
                                             Arthur J. Brown